UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report: March 31, 2009
SOLUTIA INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-13255	43-1781797
(Commission File Number)	(IRS Employer Identification No.)

575 Maryville Centre Drive, P.O. Box 66760	63166-6760
St. Louis, Missouri
(Address of Principal Executive Offices)	(Zip Code)
(314) 674-1000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 31, 2009, Solutia Inc., a corporation formed under the laws of the State of Delaware (“Solutia”), entered into a Transaction Agreement (the “Transaction Agreement”), by and among Solutia, NyCo LLC, a limited liability company formed under the laws of the State of Delaware and a direct, wholly-owned subsidiary of Solutia (“Newco”), SK Capital Partners II, L.P., a limited partnership formed under the laws of Delaware (“SK Capital”), and SK Titan Holdings LLC, a limited liability company formed under the laws of the State of Delaware and a direct, wholly-owned subsidiary of SK Capital (“Buyer”), pursuant to which Solutia has agreed to sell to Buyer a majority interest in Newco, which will hold substantially all of the assets that constitute Solutia’s nylon business (the “Nylon Business”). Under the terms of the Transaction Agreement:
     Structure and Consideration
     Solutia will contribute to Newco the assets primarily related to the Nylon Business. Newco will assume all of the liabilities of Solutia related to the Nylon Business as of the closing, with limited exceptions. Solutia will thereafter contribute all of the equity interests of Newco to NyCo Holdings, Inc., a Delaware corporation to be formed by Solutia and SK Capital prior to the closing to own Newco (“Holdings”), in exchange for $50 million of cash and 2% of the stock of Holdings. Buyer will contribute $50 million of cash to Holdings in exchange for 98% of the stock of Holdings. Solutia will also receive an additional $4 million of cash in four annual installments beginning on September 1, 2011. The Transaction Agreement includes a customary working capital adjustment.
     Closing Conditions
     The closing of the transaction is subject to customary conditions. In addition, the closing is subject to Buyer’s receipt of $75 million of debt financing and Buyer’s receipt of the equity financing proceeds from SK Capital. Buyer has provided a non-binding letter of intent from a senior lender to arrange a $100 million asset-backed loan facility and an equity commitment from SK Capital for $50 million.
     Covenants, Representations and Warranties
     The Transaction Agreement includes customary representations, warranties and covenants of Solutia, Newco, SK Capital and Buyer.
     Non-Solicitation
     From the date of the Transaction Agreement until the closing or the termination of the Transaction Agreement, Solutia will not solicit interest in alternative acquisition proposals for the Nylon Business. However, Solutia may take any action, including having negotiations and discussions, providing confidential information and entering agreements, in response to unsolicited alternative acquisition proposals (including renewals of prior acquisition proposals). Solutia may terminate the Transaction Agreement to accept an unsolicited alternative acquisition proposal upon the payment of a $5 million fee to Buyer.
     Termination
     The Transaction Agreement includes customary termination provisions for both Solutia and SK Capital, including that the Transaction Agreement may be terminated by Solutia or SK Capital if the closing has not occurred by June 30, 2009. The Transaction Agreement provides that, in connection with the termination of the Transaction Agreement under specified circumstances, a party may be required to pay the other party a termination fee of $5 million.
     Maximum Payment
     The maximum liability of Solutia or SK Capital under the Transaction Agreement prior to the closing is $5 million (whether for the payment of the termination fee that may become payable, for breach or otherwise). The Transaction Agreement does not permit specific enforcement of the obligation to close the transaction.
     A copy of the Transaction Agreement is attached as Exhibit 10.1 to this report. The foregoing description of the Transaction Agreement does not purport to be complete and is qualified in its entirety by reference to the Transaction Agreement.
     The Transaction Agreement has been attached to this report and is incorporated herein by reference to provide information regarding its terms. The Transaction Agreement contains representations and warranties Solutia, Newco, SK Capital and Buyer made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract among Solutia, Newco, SK Capital and Buyer and may be subject to important qualifications and limitations agreed to by Solutia, Newco, SK Capital and Buyer in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk among Solutia, Newco, SK Capital and Buyer rather than establishing matters as facts.
     A copy of the press release dated April 1, 2009 announcing the execution of the Transaction Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description
10.1	Transaction Agreement, dated as of March 31, 2009, by and between, Solutia Inc., NyCo LLC, SK Capital Partners II, L.P. and SK Titan Holdings LLC.

99.1	Press Release of Solutia Inc., dated April 1, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 1, 2009

SOLUTIA INC.
By:	/s/ Paul J. Berra, III
	Name:	Paul J. Berra, III
	Title:	Senior Vice President, General Counsel and Chief Administrative Officer

EXHIBIT LISTING

Exhibit Number	Description
10.1	Transaction Agreement, dated as of March 31, 2009, by and between, Solutia Inc., NyCo LLC, SK Capital Partners II, L.P. and SK Titan Holdings LLC.

99.1	Press Release of Solutia Inc., dated April 1, 2009.